Exhibit 99.1

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G with respect to the securities of Cipher Pharmaceuticals Inc. and any and all amendments thereto and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 12, 2016.

/s/ John D. Mull
John D. Mull

1207407 Ontario Limited

By:	/s/ John D. Mull
Name: John D. Mull
Title: President